Exhibit 16.1

May 10, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of BankFinancial Corporation dated May 13, 2019, as contained in the second, third, and fourth paragraphs of Item 4.01(a), and are in agreement with those statements. We are not in a position to agree or disagree with the comments in the first paragraph of Item 4.01(a) or 4.01 (b).

/s/ Crowe LLP
Oak Brook, Illinois

cc:    Mr. John Hausman
Audit Committee Chairman
BankFinancial Corporation